Exhibit 10.2

September 17, 2014

Dr. Hong Q. Hou
11735 Sky Valley Way NE
Albuquerque, NM 87111

Re:                             Retention Award

Dear Hong:

As you know, EMCORE Corporation (the “Company”) contemplates entering into a transaction whereby it may dispose of (by way of sale of assets or stock, merger or other type of transaction) its solar photovoltaics business (the “Business”).  I am pleased to inform you that, subject to the terms and conditions of this letter agreement, you are eligible to earn retention payments in connection with the disposition of the Business as an incentive for you to continue to use your best efforts to ensure sustained performance results for the Company during the sale process and thereafter.

1.                                      In General.  Subject to the terms and conditions described below, the Company (or its successor, as applicable) will make a payment to you (the “Retention Award”) upon the disposition of the Business in the amount of NINE HUNDRED AND TWENTY ONE THOUSAND AND FIVE HUNDRED DOLARS ($921,500.00).

One half of the Retention Award will be paid on or as soon as practicable (and in any event within five (5) business days) following the closing of the disposition, provided that you remain continuously employed by the Company through such payment date, and, provided you remain continuously employed by the Company for six (6) months following such closing date, the remainder of the Retention Award will be paid (without interest) as soon as practicable (and in any event within five (5) business days) following such six-month anniversary.

2.                                      Forfeiture Upon Employment Termination.  You forfeit your right to the Retention Award if your employment with the Company terminates unless the termination of employment is a Qualifying Termination.  For purposes of this letter agreement, a Qualifying Termination is a termination of your employment by the Company under circumstances entitling you to “Separation Payments” under that certain Separation Agreement and General Release between you and the Company dated as of September 17, 2014.  If your employment is terminated in a Qualifying Termination, the Company (or its successor, as applicable) will pay to you (without interest), on or as soon as practicable (and in any event within five (5) business days) following your date of termination, the amount of the Retention Award not yet then paid to the extent attributable to a disposition of the Business that occurred on or before the date of termination.  You will also be entitled to receive the full amount of the Retention Award if, within 60 days following the date your employment is terminated in a Qualifying Termination, the Company consummates a disposition of the Business or the Company enters into a binding agreement that results in the consummation of such a disposition; such payment shall be made (without interest), in a lump sum, on or as soon as practicable (and in any event within five (5) business days) following the date such disposition is consummated.

3.                                      Certain Special Rules.  To the extent the amount of the Retention Award payable on any date exceeds (together with any earlier payment of Retention Award amounts) the sum of (i) two and one half (2½) months of your base salary plus (ii) the amount described in Treas. Reg. § 1.409A-1(b)(9)(iii)(A), in each case determined as of the date of payment (such excess, the “409A Excess Amount”), payment of the 409A Excess Amount will not be made at the times described in Paragraphs 1 and 2 above and instead payment of such amount will be made in a lump sum as soon as practicable (and in any event within five (5) business days) following your termination of employment.  For the avoidance of doubt, any amount of your Retention Award that is not a 409A Excess Amount will be paid to you at the times described in Paragraphs 1 and 2 above.

4.                                      Limitation on Payment Amount.  If any payment pursuant to Paragraph 1 or 2 above shall otherwise be subject (in whole or part) to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then such payments shall be reduced to the extent necessary so that no portion of such payments shall be subject to such excise tax, but only if the net amount of such payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced payments) is greater than or equal to the net amount of such payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such payments and the amount of excise tax to which you would be subject in respect of such unreduced payments).

5.                                      No Right to Continued Employment.  Your eligibility for the Retention Award does not give you the right to be retained in the service of the Company or any of its affiliates.

6.                                      Dispute Resolution. This letter agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law under California law.  You and the Company agree to attempt to resolve any dispute under this letter agreement quickly and fairly, and in good faith.  Should such a dispute remain unresolved, you and the Company irrevocably and unconditionally agree to submit to the exclusive jurisdiction of the courts of the State of California and of the United States located in Los Angeles, California over any suit, action or proceeding arising out of or relating to this Agreement.  You and the Company irrevocably and unconditionally agree to personal jurisdiction and venue of any such suit, action or proceeding in the courts of the State of California or of the United States located in Los Angeles, California.

7.                                      Termination of Obligation.  The Company’s obligation to pay the Retention Award shall cease in respect of the disposition of the Business to the extent the disposition has not occurred within twelve (12) months following the date hereof.

8.                                      Certain General Provisions.  The Company’s obligations under this letter agreement are unfunded and unsecured, and it grants you no right to, or any interest in, any assets of the Company which may be applied by the Company to the payment of the Retention Award.  Neither your eligibility for nor your right to a Retention Award is assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any other manner, and no attempted assignment or transfer thereof shall be effective.  No right or interest that you have by virtue of this letter agreement shall be subject to any of your obligations or liabilities.  The headings and captions in this letter agreement are provided for reference and convenience only, shall not be considered part of this letter agreement, and shall not be employed in its construction.

9.                                      Section 409A of the Code.  To the extent the Retention Award is subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), then, to the extent necessary to avoid a tax under Section 409A, the Retention Award shall not be paid before you are deemed to have had a separation from service under Section 409A and the Retention Award shall instead be paid six months following such separation from service if you are a specified employee within the meaning of Section 409A.  Each amount to be paid or benefit to be provided under this letter agreement shall be construed as a separate identified payment for purposes of Section 409A.

10.                               Withholding.  The Company (or its successors as the case may be) shall be entitled to withhold from amounts to be paid to you hereunder any standard Company deductions and any federal, state or local withholding or other taxes or charges which it is required to withhold.

11.                               Other Plans.  Amounts payable under this letter agreement shall not be treated as compensation for purposes of computing or determining any benefit under any pension, savings, severance, bonus/incentive, insurance, or other employee compensation or benefit plan of the Company or its affiliates.

12.                               Successors.  This letter agreement shall be binding upon you and your heirs, executors, administrators and successors and upon any successor to the Company.

13.                               Acknowledgment.  Please countersign a copy of this letter agreement where indicated below and return it to Alfredo Gomez, not later than September 17, 2014.  By signing below, you acknowledge and agree to be bound by all of the terms and conditions of this letter agreement.  If we do not receive a countersigned copy of this letter agreement by September 17, 2014, you will not be eligible to receive a Retention Award.

*  *  *

The Company is pleased to be able to provide you with this incentive and looks forward to your active participation at this important time for the business.

Yours sincerely,

/s/ Alfredo Gomez

Alfredo Gomez
EMCORE Corporation
General Counsel

ACKNOWLEDGMENT OF AND AGREEMENT TO TERMS AND CONDITIONS:

As of the date first written above, I, Dr. Hong Q. Hou, hereby acknowledge the terms of this letter agreement and agree to be bound by all of its terms and conditions.

Signature:	/s/ Hong Q. Hou